Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ON24, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-252701) on Form S-8 of ON24, Inc. of our report dated March 29, 2021, with respect to the consolidated balance sheets of ON24, Inc. and its subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, “the consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10‑K of ON24, Inc.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, as of January 1, 2019.

/s/ KPMG LLP

San Francisco, California
March 29, 2021